Exhibit 99.1

Eastern Bankshares, Inc. And Century Bancorp, Inc. Announce Regulatory Approvals Received To Merge

BOSTON, MA, September 27, 2021 – Eastern Bankshares, Inc. (“Eastern”) (Nasdaq Global Select Market: EBC), the stock holding company for Eastern Bank, and Century Bancorp, Inc. (Nasdaq: CNBKA) (“Century”), the stock holding company for Century Bank and Trust Company (“Century Bank”), a full service commercial bank with a full range of business, personal and institutional services, today jointly announced they have received the necessary regulatory approvals from the Commonwealth of Massachusetts Division of Banks, the Federal Deposit Insurance Corporation, and the Board of Governors of the Federal Reserve System to complete their proposed merger (the “Merger”). The Merger is expected to close in the mid-fourth quarter of 2021.

“We are excited to receive the required regulatory approvals for our merger with Century Bank, and to continue with the next steps in completing the integration of our businesses,” said Bob Rivers, Chief Executive Officer and Chair of the Board of Eastern and Eastern Bank. “We are deeply grateful to the teams at both banks for their outstanding customer service, collaboration, and support of the communities where we operate, all while managing the impact of the pandemic. We look forward to welcoming our newest colleagues to Eastern, and to offering a broader network of banking services to help meet our customers’ financial goals.”

Barry R. Sloane, Chairman, President & CEO of Century and Century Bank, said, “We look forward to the two banks coming together and the opportunity this will create for customers, including through increased banking locations, greater digital banking options, far-reaching community philanthropy and more. Many of the familiar faces that customers have come to know will continue in their roles, and we are committed to making the transition to Eastern Bank as seamless as possible.”
On April 7, 2021, Eastern and Century announced they had entered into a definitive agreement to merge. On July 7, 2021, Century’s shareholders approved the agreement and plan of merger. The Merger is expected to solidify Eastern’s leading position in Boston and Eastern Massachusetts.

Forward Looking Statements
This press release contains forward-looking statements. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Factors relating to the proposed merger that could cause or contribute to actual results differing materially from expected results include, but are not limited to, the possibility that revenue or expense synergies or the other expected benefits of the transaction may not materialize for Eastern in the timeframe expected or at all, or may be more costly to achieve; that the transaction may not be timely completed, if at all; that prior to the completion of the transaction or thereafter, Eastern’s or Century’s businesses may not perform as expected due to transaction-related uncertainty or other factors; that Eastern is unable to successfully implement integration strategies; that closing conditions are not satisfied in a timely manner or at all; that the timing of completion of the proposed merger is dependent on various factors that cannot be predicted with precision at this point; reputational risks and the reaction of the companies’ customers to the transaction; the inability to implement onboarding plans and other consequences associated with mergers; and diversion of management time on merger-related issues.

These forward-looking statements are also subject to the risks and uncertainties applicable to Eastern’s and Century’s businesses generally that are disclosed in Eastern’s and Century’s respective 2020 Annual Reports on Form 10-K, as each may be updated by the applicable company’s Quarterly Reports on Form 10-Q. Eastern’s and Century’s SEC filings are accessible on the SEC’s website at www.sec.gov and on their respective corporate websites at investor.easternbank.com and investors.centurybank.com. These web addresses are included as inactive textual references only. Information on these websites is not part of this document. For any forward-looking statements made in this press release, Eastern and Century claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Except as required by law, each company specifically disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release, even if its estimates change, and you should not rely on those statements as representing either company’s views as of any date subsequent to the date hereof.

About Eastern Bankshares, Inc. and Eastern Bank
Eastern Bankshares, Inc. is the stock holding company for Eastern Bank. Founded in 1818, Boston-based Eastern Bank has more than 110 locations serving communities in eastern Massachusetts, southern and coastal New Hampshire, and Rhode Island. As of June 30, 2021, Eastern Bank had approximately $17 billion in total assets. Eastern provides banking, investment and insurance products and services for consumers and businesses of all sizes, including through its Eastern Wealth Management division and its Eastern Insurance Group LLC subsidiary. Eastern takes pride in its outspoken advocacy and community support that includes $240 million in charitable giving since 1994. An inclusive company, Eastern employs approximately 1,900 deeply committed professionals who value relationships with their customers, colleagues, and communities. For investor information, visit investor.easternbank.com.

Media contact:
Andrea Goodman
Eastern Bank
a.goodman@easternbank.com
781-598-7847

Investor contact:
Jill Belliveau
Eastern Bankshares, Inc.
InvestorRelations@easternbank.com
781-598-7920
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